Exhibit 99.3

Competitive Companies, Inc. Signs Contract with MLM Marketing Company for the Purchase of 5,000 T-Mobile SIMS Cards.

•	Wednesday February 11, 2009, 8:10 am EST

RIVERSIDE, Calif., Feb. 11 /PRNewswire-FirstCall/ -- Competitive Companies Inc. (CCI) (OTC Bulletin Board: CCOP - News) announced today that it has signed another sales contract with a marketing company to purchase up to 5,000 T-Mobile SIMS cards per month. The established marketing company has alliances with multi-level marketing groups. The value of the volume commitment is estimated to be over $3.5 million in revenue on an annual basis. Sales are expected to ramp with both customers over the next 30 days.

"This strategy of new business development is consistent with our objective to build enterprise value through increasing top line revenue with positive EBITDA products and services," stated Dr. Ray Powers, President of CCI. "We will continue to add new integrated product and service concepts to our bundled approach to the market place."

About Competitive Companies, Inc.

Competitive Companies, Inc. (CCI) is a Nevada Corporation with offices in Riverside, California, Eau Clair, Wisconsin, San Antonio, Texas, and Scottsdale, Arizona. The Company began operations in 1998 to provide telecommunication services including data, voice and video to multiple dwelling units (MDU's) in tier one markets. As Congress passed "open access" legislation, it became difficult for the Company to compete with this product offering alone. Thus, CCI refocused on a rural community niche to deliver data and voice utilizing fixed wireless as its primary delivery choice. The Company is in the process of initiating a wide variety of new services based on technology convergence and customer demand. These new services will include wholesale and retail Cell Phone packages; VoIP telephony; 1+ long distance; 800 number services; calling cards; IP based applications; and other ancillary products and services.

CCI has assembled a management team with extensive telecommunications industry, financial, and business management experience. For more information on the Company, please visit http://www.cci-us.com/.

Forward-Looking Statements:

This press release contains statements that are "forward-looking" and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Generally, the words "expect," "intend," "estimate," "will" and similar expressions identify forward-looking statements. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward-looking statements. Statements in this press release regarding the Company's business or proposed business, which are not historical facts, are "forward-looking" statements that involve risks and uncertainties, such as estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Since forward-looking statements address future events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made.